Exhibit 10.70
	LEASE AND SECURITY AGREEMENT


	This Lease and Security Agreement (this "Lease") is made and entered into as of the 29th day of November, 1996, by and between MLD TEXAS TRUST, a Delaware business trust ("Landlord"), and STERLING
HOUSE CORPORATION, a Kansas corporation ("Tenant").


	W I T N E S S E T H:


	WHEREAS, Landlord is the owner of that certain real property, all improvements thereon and all appurtenances thereto, presently used and licensed as a personal care facility (Type B Large) ("PCF") by the State of Texas for sixty (60) beds, located at 2525 N. Hinkle Drive, Denton, Texas and more specifically described in Exhibit "A" attached hereto, together with certain of the furniture, machinery, equipment, appliances, fixtures, supplies and other personal property used in connection therewith as more specifically described on Exhibit "B" attached hereto ("Landlord Personal Property").
The foregoing property owned by Landlord shall be collectively referred to in this Lease as the "Premises"; and

	WHEREAS, Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord.

	NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, Landlord hereby leases and lets unto Tenant the Premises for the term and upon the conditions and provisions hereinafter set forth.

	1.	Term.

		1.1	Term. The term of this Lease shall commence on
November 29, 1996 ("Lease Commencement Date") and shall end on
December 31, 2008 (the "Initial Term") unless extended pursuant to Section
1.2 or earlier terminated in accordance with the provisions hereof. The Initial Term and all Renewal Terms (as hereinafter defined) are referred to collectively as the "Term".

		1.2	Renewal Terms.  The Term may be extended for four
(4) separate renewal terms (each a "Renewal Term") of ten (10) years each, upon the satisfaction of all of the following terms and conditions:

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			1.2.1	Not more than thirty (30) days before or after
the date which is fifteen (15) months prior to the end of the then current Term, Tenant shall give Landlord written notice that Tenant desires to exercise its right to extend the then current Term for one (1) Renewal Term.

			1.2.2	There shall be no Event of Default under this
Lease, either on the date of Tenant's notice to Landlord pursuant to Section
1.2.1 above, or on the last day of the then current Term.

			1.2.3	All other provisions of this Lease shall remain
in full force and effect and shall continuously apply throughout the Renewal Term(s).

			1.2.4	It shall be a further condition of Tenant's
exercise of any of its renewal rights hereunder, that Tenant and all Affiliates of Tenant then leasing property from Landlord or any Affiliate of Landlord shall have previously, or simultaneous with Tenant's exercise hereunder, exercised similar extension rights under their respective lease agreements with Landlord or any Affiliates of Landlord (collectively, all such lease agreements and future lease agreements with Landlord or any Affiliates of Landlord are sometimes referred to as the "Affiliate Leases").

	2.	Rent. During the Initial Term and all Renewal Terms, Tenant
shall pay to Landlord an annual minimum rent ("Minimum Rent"), which Minimum Rent shall be expressed as an annual amount but shall be paid in advance in equal monthly installments on the first (1st) day of each calendar month. The Minimum Rent shall be determined as follows:

		2.1	Initial Term Minimum Rent. During the first Lease
Year of the Initial Term, Tenant shall pay to Landlord Minimum Rent equal to the amount of One Hundred Fifty-One Thousand Three Hundred
Seventeen and 65/100 Dollars ($151,317.65) payable in equal monthly installments of Twelve Thousand Six Hundred Nine and 80/100 Dollars ($12,609.80).

		2.2	Annual Escalation of Minimum Rent during Term.

			2.2.1	Computation of Annual Escalations.
Commencing on December 1, 1997 and continuing on each subsequent
December 1 during the Initial Term and Renewal Term, the Minimum Rent (irrespective of any prorations made pursuant to Section 2.6 of this Lease) shall increase to an annual amount (which, although expressed as an annual

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amount, shall be payable in equal monthly installments) equal to the
Minimum Rent for the immediately preceding Lease Year multiplied by a fraction, the numerator of which shall be the C.P.I. (as hereinafter defined) for January 1 of the Lease Year then in effect, and the denominator of which shall be the C.P.I. for January 1 of the immediately preceding Lease Year; provided, however, that the product of said multiplication shall not result in an increase of the Minimum Rent by more than two percent (2%) per year on a cumulative basis ("Annual Multiplier"); provided, further, if the Annual Multiplier is less than two percent (2%) in any Lease Year (a "Less Than
2% Lease Year"), then at such time as the Annual Multiplier is being determined for each subsequent Lease Year, the Minimum Rent for each preceding Less Than 2% Lease Year shall be retroactively recalculated such that subsequent Annual Multipliers (whether less than or greater than 2%)
shall be first applied to increase the Annual Multiplier for each Less Than 2% Lease Year to an amount up to, but not greater than, 2%, with such recalculations to be made in chronological order beginning with the earliest Less Than 2% Lease Year and continuing, so long as there is Annual
Multiplier remaining, until recalculations have been made with respect to all Less Than 2% Lease Years. After each such recalculation has been made, the shortfall in the Minimum Rent for the newly recalculated Less Than 2%
Lease Years shall be billed to Tenant; and Tenant shall pay such shortfall amount to Landlord within three (3) days after written notice of such shortfall from Landlord. Such recalculations and shortfall billings shall be made in each Lease Year where there remain prior Less Than 2% Lease Years which have not yet been recalculated to 2%. For purposes of example only, if the initial Minimum Rent equals $939,120.00, and if (a) the C.P.I. increased
1.5% as of January 1, 1998, the Minimum Rent as of January 1, 1998 would increase to $953,207.00; (b) the C.P.I. increased 1.5% as of January 1, 1999, the Minimum Rent as of January 1, 1999 would increase to $967,505.00; (c) the C.P.I. increased 6% as of December 1, 1999, the Minimum Rent as of January 1, 2000 would increase to $996,602.00, which is the Minimum Rent increased by 2% per year for three years (i.e., the average annual increases have been 3% [1.5% + 1.5% + 6% for the three years, respectively], subject to the 2% annual limitation), and the total shortfall amount to be billed to Tenant would be $4,695.00 for Lease Year 1998 and $9,555.00 for Lease
Year 1999. For purposes hereof, "C.P.I." shall mean and refer to the United States Department of Labor, Bureau of Labor Statistics Consumer Price
Index, United States Average, "All Items" (1982-84=100); provided that if compilation of the C.P.I. is discontinued or transferred to any other governmental department or bureau, then the index most nearly the same as the C.P.I. shall be used as reasonably chosen by Landlord. If Landlord is unable to determine the C.P.I. by January 1 of any Lease Year, Tenant shall

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continue to pay the Minimum Rent at the rate paid for the immediately prior
Lease Year, and once the C.P.I. for January 1 of such Lease Year is published, the new Minimum Rent (as increased by the Annual Multiplier) shall be effective retroactively as of the first day of such Lease Year and the aggregate amount of any additional Minimum Rent shall be paid by Tenant to Landlord within three (3) days after written notice thereof from Landlord.
No delay by Landlord in providing notice of any such increase in Minimum
Rent shall be deemed a waiver of Landlord's right to increase the Minimum
Rent as provided hereunder.

			2.2.2	"Lease Year" shall be defined as the twelve
(12) month periods commencing on January 1 of each year of the Term.

		2.3	Renewal Term Minimum Rent. The Minimum Rent
for the first Lease Year in any Renewal Term shall be equal to the greater of:

			2.3.1	the product of the fair market value of the
Premises on the date of Tenant's notice of exercise pursuant to Section 1.2.1 multiplied by a percentage equal to three hundred (300) basis points over the 10-year United States Treasury rate in effect on the date of Tenant's notice of exercise pursuant to Section 1.2.1 or

			2.3.2	the Minimum Rent for the immediately
preceding Lease Year (regardless of whether such immediately preceding
Lease Year is in the Initial Term or a Renewal Term) after such Minimum
Rent has been adjusted for escalation in the manner set forth in Section 2.2.1 of this Lease.

If within ten (10) days of the date of Tenant's notice of exercise pursuant to
Section 1.2.1, Landlord and Tenant are unable to agree on the fair market value of the Premises for purposes of this calculation, such fair market value shall be established by the appraisal process described on Exhibit "C" attached hereto; provided, however, Landlord and Tenant agree to use good faith and diligent efforts to agree on the fair market value of the Premises within such ten (10) day period. Landlord and Tenant acknowledge and agree that this Section is designed to establish a fair market Minimum Rent for the Premises during the first Lease Year of any applicable Renewal Term.

		2.4	Minimum Rent Escalations after Inception of
Renewal Term. Commencing with the second Lease Year of each Renewal Term and every Lease Year of such Renewal Term thereafter, the Minimum
Rent shall increase by an escalation adjustment determined in the manner set forth in Section 2.2.1 of this Lease.
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		2.5	Total Rent. For all purposes of calculating and paying
Minimum Rent under this Lease, the Minimum Rent payable by Tenant in any Lease Year will not be less than the Minimum Rent paid by Tenant for the previous Lease Year.

		2.6	Proration for Partial Periods. The rent for any month
during the Term which begins or ends on other than the first or last calendar day of a calendar month shall be prorated based on actual days elapsed.

		2.7	Form for Calculating Minimum Rent. Tenant shall
accompany each installment of Minimum Rent owing in respect to a Lease Year with Tenant's calculation of the Minimum Rent payable for such Lease Year, which calculation shall be set forth on a form mutually approved by Landlord and Tenant.


		2.8	Absolute Net Lease. All rent payments shall be
absolutely net to the Landlord free of taxes, assessments, utility charges, operating expenses, refurnishings, insurance premiums or any other charge or expense in connection with the Premises. All expenses and charges, whether for upkeep, maintenance, repair, refurnishing, refurbishing, restoration, replacement, insurance premiums, taxes, utilities, and other operating or other charges of a like nature or otherwise, shall be paid by Tenant. This provision is not in derogation of the specific provisions of this Lease, but in expansion thereof and as an indication of the general intentions of the parties hereto. Tenant shall continue to perform its obligations under this Lease even if Tenant claims that Tenant has been damaged by any act or omission of Landlord. Therefore, Tenant shall at all times remain obligated under this Lease without any right of set-off, counterclaim, abatement, deduction, reduction or defense of any kind. Tenant's sole right to recover damages against Landlord by reason of a breach or alleged breach of Landlord's obligations under this Lease shall be to prove such damages in a separate action against Landlord.

	3.	Taxes, Assessments and Other Charges:

		3.1	Tenant's Obligations. Tenant agrees to pay and
discharge (including the filing of all required returns) any and all taxes (including but not limited to real estate and personal property taxes, business and occupational license taxes, ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or other excise taxes) and other

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assessments levied or assessed against the Premises or any interest therein during the Term, prior to delinquency or imposition of any fine, penalty, interest or other cost. Tenant agrees to pay all franchise taxes of Landlord (but excluding franchise taxes relating to the restructuring of Landlord's liabilities) assessed or proposed for assessment, including, without limitation, franchise taxes derived as a result of an appreciation of the fair market value of the Premises or a change in the method of calculating franchise taxes. In computing the amount of any franchise tax payable by Tenant, the amount payable by Tenant shall be equitably apportioned in a manner followed by taxing authorities. Notwithstanding the foregoing, nothing contained in this Lease shall be construed to require Tenant to pay (1) any federal, state, or local income tax assessed against Landlord, or (2) any tax assessed as a result of the sale, exchange or other disposition by Landlord of the Premises or the proceeds thereof.

		3.2	Proration. At the commencement and at the end of the
Term, all such taxes and assessments shall be prorated.

		3.3	Right to Protest. Landlord and/or Tenant shall have
the right, but not the obligation, to protest the amount or payment of any real or personal property taxes or assessments levied against the Premises;
provided that in the event of any protest by Tenant, Landlord shall not incur any expense because of any such protest, Tenant shall diligently and continuously prosecute any such protest and notwithstanding such protest
Tenant shall pay any tax, assessment or other charge before the imposition of any penalty or interest.

		3.4	Tax Bills. Landlord shall promptly forward to Tenant
copies of all tax bills and payment receipts relating to the Premises received by Landlord.

		3.5	Other Charges. Tenant agrees to pay and discharge,
punctually as and when the same shall become due and payable without penalty, all electricity, gas, garbage collection, cable television, telephone, water, sewer, and other utilities costs and all other charges, obligations or deposits assessed against the Premises during the Term.

	4.	Insurance.

		4.1	General Insurance Requirements. All insurance
provided for in this Lease shall be maintained under valid and enforceable policies issued by insurers of recognized responsibility, licensed and

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approved to do business in the State of Texas, having a rating of not less than
"A-X" in the then most current Best's Insurance Report. Any and all policies of insurance required under this Lease shall name the Landlord as an additional insured and shall be on an "occurrence" basis. In addition, Landlord shall be shown as the loss payable beneficiary under the casualty insurance policy maintained by Tenant pursuant to Section 4.2. All policies of insurance required herein may be in the form of "blanket" or "umbrella" type policies which shall name the Landlord and Tenant as their interests may appear and allocate to the Premises the full amount of insurance required hereunder. Original policies or satisfactory certificates from the insurers evidencing the existence of all policies of insurance required by this Lease and showing the interest of the Landlord shall be filed with the Landlord prior to the commencement of the Term and shall provide that the subject policy may not be cancelled except upon not less than ten (10) days prior written notice to Landlord. If Landlord is provided with a certificate, upon Landlord's request Tenant shall use its best efforts to provide Landlord with a complete copy of the insurance policy evidenced by such certificate as soon as possible after the commencement of the Term but not later than sixty (60) days after the commencement of the Term. Certificates of the renewal policies from the insurers evidencing the existence thereof shall be deposited with Landlord not less than five (5) days prior to the expiration dates of the policies. Upon Landlord's request Tenant shall use its best efforts to deliver a copy of the complete renewal policy to Landlord as soon as possible after the expiration of the replaced policy but not later than sixty (60) days after the expiration of the replaced policy. Any claims under any policies of insurance described in this Lease shall be adjudicated by and at the expense of the Tenant or of its insurance carrier, but shall be subject to joint control of Tenant and Landlord.

		4.2	Fire and Other Casualty. Tenant shall keep the
Premises insured against loss or damage from all causes under standard "all risk" property insurance coverage, without exclusion for fire, lightning, windstorm, explosion, smoke damage, vehicle damage, sprinkler leakage, vandalism, malicious mischief or any other risks as are normally covered under an extended coverage endorsement, in an amount that is not less than the full insurable value of the Premises including all equipment and personal property (whether or not Landlord Personal Property) used in the operation of the Premises, but in no event less than One Million Five Hundred Ninety-Five Thousand Dollars ($1,595,000.00). The term "full insurable value" as used in this Lease shall mean the actual replacement value of the Premises (including all improvements) and every portion thereof, including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of

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construction. In addition, the casualty insurance required under this Section
4.2 will include an agreed amount endorsement such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty. In the event the Premises is ever reasonably deemed by Landlord to be in an earthquake prone or flood prone area, then Tenant agrees, within twenty (20) days after receipt of notice from Landlord, to purchase flood and/or earthquake insurance, to keep the Premises insured against loss or damage from flood and earthquake in an amount that is not less than the full insurable value of the Premises including all equipment and personal property (whether or not Landlord Personal Property) used in the operation of the Premises, but in no event less than the amount shown above in this Section 4.2.

		4.3	Public Liability. Tenant shall maintain comprehensive
general public liability insurance coverage against claims for bodily injury, death or property damage occurring on, in or about the Premises and the adjoining sidewalks and passageways, such insurance to include a broad form endorsement and to afford protection to Landlord and Tenant of not less than One Million Dollars ($1,000,000.00) with respect to bodily injury or death to any one person, not less than Five Million Dollars ($5,000,000.00) with respect to any one accident, and not less than One Million Dollars ($1,000,000.00) with respect to property damage; provided, that Landlord shall have the right at any time hereafter to require such higher limits as may be reasonable and customary for transactions and properties similar to the Premises.

		4.4	Professional Liability Insurance. Tenant shall
maintain insurance against liability imposed by law upon Tenant for damages on account of professional services rendered or which should have been rendered by Tenant or any person for which acts Tenant is legally liable on account of injury, sickness or disease, including death at any time resulting therefrom, and including damages allowed for loss of service, in a minimum amount of One Million Dollars ($1,000,000.00) for each claim and Five
Million Dollars ($5,000,000.00) in the aggregate.

		4.5	Workers Compensation. Tenant shall comply with all legal requirements regarding worker's compensation, including any
requirement to maintain worker's compensation insurance against claims for injuries sustained by Tenant's employees in the course of their employment.

		4.6	Boiler Insurance  In the event any boilers or pressure
vessels are ever located at the Premises, Tenant shall maintain boiler and

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pressure vessel insurance, including an endorsement for boiler interruption insurance, on any fixtures or equipment which are capable of bursting or exploding, in an amount not less than Five Million and No/100 Dollars ($5,000,000.00) for damage to property, bodily injury or death resulting from such perils.

		4.7	Business Interruption Insurance. Tenant shall
maintain, at its expense, business interruption and extra expense insurance insuring against loss of rental value for a period of not less than one (1) year.

		4.8	Deductible Amounts. The policies of insurance which
Tenant is required to provide under this Lease will not have deductibles or self-insured retentions in excess of Fifty Thousand Dollars ($50,000).

	5.	Use, Maintenance and Alteration of the Premises.

		5.1	Tenant's Maintenance Obligations.

			5.1.1	Tenant will keep and maintain the Premises in
good appearance, repair and condition and maintain proper housekeeping. Tenant shall promptly make or cause to be made all repairs, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, necessary to keep the Premises in good and lawful order and condition and in substantial compliance with all requirements for the licensing of a PCF in the State of Texas or as otherwise required under all applicable local, state and federal laws. In the event the Premises is ever certified to participate in Medicare or Medicaid (or any successor programs, Tenant agrees to keep the Premises in good and lawful order and condition in compliance with all of the requirements to maintain such Medicare and/or Medicaid certification.

			5.1.2	As part of Tenant's obligations under this
Section 5.1, Tenant shall be responsible to maintain, repair and replace all Landlord Personal Property and all Tenant Personal Property (as defined in
Section 7.1 below) in good condition, ordinary wear and tear excepted, consistent with prudent PCF industry practice.

			5.1.3	Without limiting Tenant's obligations to
maintain the Premises under this Lease, within thirty (30) days of the end of each Lease Year starting with the end of the sixth (6th) Lease Year, Tenant shall provide Landlord with evidence satisfactory to Landlord in the reasonable exercise of Landlord's discretion that Tenant has in such Lease

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Year spent on Upgrade Expenditures (as hereinafter defined) an annual average amount of at least Two Hundred and No/100 Dollars ($200.00) (as such amount shall be adjusted annually at the end of each Lease Year for increases in the CPI) per occupant unit of the Premises. The term "Upgrade Expenditures" is defined to mean upgrades or improvements to the Premises which have the effect of maintaining or improving the competitive position of the Premises in its marketplace. Non-exclusive examples of Upgrade
Expenditures are new or replacement wallpaper, tiles, window coverings, lighting fixtures, painting, upgraded landscaping, carpeting, architectural adornments, common area amenities and the like. It is expressly understood that capital improvements or repairs (such as, but not limited to, repairs or replacements to the structural elements of the walls, parking area, or the roof or to the electrical, plumbing, HVAC or other mechanical or structural systems in the Premises) shall not be considered to be Upgrade Expenditures.
If Tenant fails to make at least the above amount of Upgrade Expenditures, Tenant shall promptly on demand from Landlord (but in no event more than five [5] days) pay cash to Landlord in the amount of the applicable shortfall in Upgrade Expenditures. Such cash shall be deposited by Landlord in its name in such United States savings accounts or interest bearing investments as are deemed appropriate therefor by Landlord in its reasonable discretion from time to time and as are fully insured by an agency of the United States of America or are issued or guaranteed by the United States of America (the "Upgrades Reserve Account"). All interest earned on any such deposits shall be added to such deposits and held in the Upgrades Reserve Account until the assets thereof are required to be distributed in accordance with the following provisions of this Section 5.1.3. No other funds shall be deposited into or commingled with the Upgrade Reserve Account. Funds deposited in the Upgrade Reserve Account may only be withdrawn in accordance with this
Section 5.1.3. Upon the expiration of the Term or at such other time as Tenant shall provide the Substantiation (hereinafter defined), the assets in the Upgrades Reserve Account (if any) shall be refunded to Tenant if Tenant has provided adequate substantiation in writing to Landlord in reasonable detail prior to such expiration that Tenant has satisfied all of its obligations imposed under the first sentence of this Section 5.1.3 for all Lease Years in the Term (other than the first five Lease Years of the Initial Term) (the "Substantiation"), but if Tenant has not provided the Substantiation to Landlord prior to such expiration, all the assets of the Upgrades Reserve Account shall be immediately paid to Landlord as additional rent upon such expiration.

		5.2	Regulatory Compliance.


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			5.2.1	Tenant and the Premises shall comply with all
federal, state and local licensing and other laws and regulations applicable to the operation of a PCF. Further, Tenant shall ensure that the Premises continue to be licensed as a PCF with a licensed capacity of sixty (60) beds throughout the Term and at the time the Premises are returned to Landlord at the termination thereof, all without any suspension, revocation, decertification or limitation. Further, Tenant shall not commit any act or omission that would in any way violate any certificate of occupancy affecting the Premises. In the event the Premises is ever certified to participate in Medicare or Medicaid (or any successor programs), Tenant shall ensure that the condition of the Premises is such that the Premises could thereafter continue to be fully certified to participate in Medicare and Medicaid (or any successor program) throughout the remainder of the Term and at the time the Premises are returned to Landlord at the termination thereof, all without any suspension, revocation, decertification or limitation. Notwithstanding anything to the contrary herein, Tenant shall be entitled to voluntarily cause the Premises to be decertified from Medicare and/or Medicaid without Landlord's prior written consent, unless a decertification proceeding is then taking place in which event Tenant shall be required to obtain Landlord's consent for such decertification.

			5.2.2	During the Term, all inspection fees, costs and
charges associated with a change of any licensure or certification shall be borne solely by Tenant. Tenant shall at its sole cost make any additions or alterations to the Premises necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of the Premises from Tenant or Tenant's assignee or subtenant to Landlord or Landlord's designee at the expiration or earlier termination of the Term in accordance herewith.

		5.3	Permitted Use. Tenant shall continuously use and
occupy the Premises during the Term, solely as a sixty (60) bed licensed PCF.

		5.4	Tenant Repurchase Obligation. [INTENTIONALLY
DELETED]

		5.5	No Liens; Permitted Contests. Tenant shall not cause
or permit any liens, levies or attachments to be placed or assessed against the Premises or the operation thereof for any reason. However, Tenant shall be permitted in good faith and at its expense to contest the existence, amount or validity of any lien upon the Premises by appropriate proceedings sufficient to prevent the collection or other realization of the lien or claim so contested

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as well as the sale, forfeiture or loss of any of the Premises or any rent to satisfy the same. Tenant shall provide Landlord with security satisfactory to Landlord in Landlord's reasonable judgment to assure the foregoing. Each contest permitted by this Section 5.5 shall be promptly and diligently prosecuted to a final conclusion by Tenant.

		5.6	Alterations by Tenant.  Subject to Section 12.1
hereof, Tenant shall have the right of altering, improving, replacing, modifying or expanding the facilities, equipment or appliances in the Premises from time to time as it may determine is desirable for the continuing and proper use and maintenance of the Premises under this Lease; provided, however, that any alterations, improvements, replacements, expansions or modifications in excess of Two Hundred Fifty Thousand Dollars
($250,000.00) in any rolling twelve (12) month period shall require the prior written consent of the Landlord. The cost of all such alterations, improvements, replacements, modifications, expansions or other purchases, whether undertaken as an on-going licensing, Medicare or Medicaid (or any successor program) or other regulatory requirement or otherwise shall be borne solely and exclusively by Tenant (unless funded by Landlord under Section 5.7) and shall immediately become a part of the Premises and the property of the Landlord subject to the terms and conditions of this Lease. All work done in connection therewith shall be done in a good and workmanlike manner and in compliance with all existing codes and regulations pertaining to the Premises and shall comply with the requirements of insurance policies required under this Lease. In the event any items of the Premises have become inadequate, obsolete or worn out or require replacement (by direction of any regulatory body or otherwise), Tenant shall remove such items and exchange or replace the same at Tenant's sole cost and the same shall become part of the Premises and property of the Landlord.

		5.7	Capital Improvements Funded by Landlord. In the
event Tenant desires to make a capital improvement or a related series of capital improvements to the Premises and if Tenant desires that Landlord fund the same, Landlord shall, in its discretion and without obligation, within thirty (30) days of Tenants' written request therefor, consider Tenant's request to fund such capital improvements. Each and every capital improvement funded by Landlord under this Section shall immediately become a part of the Premises and shall belong to Landlord subject to the terms and conditions of this Lease. Notwithstanding anything to the contrary herein, Landlord shall not be required to fund any capital improvements unless expressly set forth herein.


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		5.8	Compliance with IRS Guidelines. Any improvement
or modification to the Premises shall satisfy the requirements set forth in Sections 4(4).02 and .03 of Revenue Procedure 75-21, 1975-1 C.B. 715, as modified by Revenue Procedure 79-48, 1979-2 C.B. 529. Landlord reserves the right to refuse to consent to any improvement or modification to the Premises if, in its judgment, such improvement or modification does not meet the foregoing requirements.

	6.	Condition and Title of Premises. Tenant acknowledges that
it is presently engaged in the operation of PCFs in the State of Texas and has expertise in the PCF industry. Tenant has thoroughly investigated the Premises, has selected the Premises to its own specifications, and has concluded that no improvements or modifications to the Premises are required in order to operate the Premises for its intended use. Tenant accepts the Premises for use as a PCF under this Lease on an "AS IS, WHERE IS, WITH ALL FAULTS" basis and will assume all responsibility and cost for the correction of any observed or unobserved deficiencies or violations. In making its decision to enter into this Lease, Tenant has not relied on any representations or warranties, express or implied, of any kind from Landlord. Notwithstanding any other provisions of this Lease to the contrary, Tenant accepts the Premises in their present condition, AS IS, WHERE IS, WITH
ALL FAULTS, and without any representations or warranties whatsoever, express or implied, including, without limitation, any express or implied representations or warranties as to the fitness, use, suitability, or condition of the Premises. Tenant hereby represents and warrants to Landlord that Tenant is thoroughly familiar with the Premises and the condition thereof, that Tenant is relying on Tenant's own personal knowledge of the condition of the Premises, that neither Landlord nor any person or entity acting or allegedly acting for or on behalf of Landlord or any other person or entity having or claiming any interest in the Premises has made any representations, warranties, agreements, statements, or expressions of opinions in any way or manner whatsoever related to, connected with, or concerning the Premises, the condition of the Premises, or any other fact or circumstance whatsoever on which Tenant is relying, and, to the maximum extent not prohibited by applicable law, Tenant hereby releases and discharges Landlord and all other persons and entities having or claiming any interest in the Premises from all liability, damages, costs, and expenses of every kind and nature whatsoever in any way or manner arising out of, connected with, related to, or emanating from the condition of the Premises at any time during the Term of this Lease. Tenant has examined the condition of title to the Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory.

	7.	Tenant Personal Property.

		7.1	Tenant Personal Property. Tenant shall install, affix,
assemble or place on the Premises all items of furniture, fixtures, equipment and supplies not included as Landlord Personal Property as Tenant reasonably considers to be appropriate for Tenant's use of the Premises as contemplated by this Lease (the "Tenant Personal Property"). Tenant shall provide and maintain during the entire Term all Tenant Personal Property as shall be necessary in order to operate the Premises in compliance with all requirements set forth in this Lease. All Tenant Personal Property shall be and shall remain the property of Tenant and may be removed by Tenant upon the expiration of the Term. However, if there is any Event of Default, Tenant will not remove the Tenant Personal Property from the Premises and will on demand from Landlord, convey the Tenant Personal Property to Landlord by executing a bill of sale in a form reasonably required by Landlord. In any event, Tenant will repair all damage to the Premises caused by any removal of the Tenant Personal Property.

		7.2	Landlord's Security Interest.

			7.2.1	The parties intend that if Tenant defaults under
this Lease, Landlord will control the Tenant Personal Property and the Intangible Property (as defined in Section 7.4 below) so that Landlord or its designee can operate or re-let the Premises intact for use as a PCF.

			7.2.2	Therefore, to implement the intention of the
parties, and for the purpose of securing the payment and performance of Tenant's obligations under this Lease, Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in and an express contractual lien upon, all of Tenant's right, title and interest in and to the Tenant Personal
Property and in and to the Intangible Property and any and all products and proceeds thereof, in which Tenant now owns or hereafter acquires an interest or right, including any leased Tenant Personal Property. This Lease constitutes a security agreement covering all such Tenant Personal Property and the Intangible Property. The security interest granted to Landlord in this
Section 7.2.2 is intended by Landlord and Tenant to be subordinate to any security interest granted in connection with the financing or leasing of all or any portion of the Tenant Personal Property so long as the lessor or financier of such Tenant Personal Property agrees to (a) give Landlord written notice of any default by Tenant under the terms of such lease or financing arrangement, (b) give Landlord a reasonable time following such notice to cure any such default and (c) consent to Landlord's written assumption of such lease or financing arrangement upon Landlord's curing of any defaults thereunder. This security agreement and the security interest created herein shall survive the termination of this Lease if such termination results from the occurrence of an Event of Default.

		7.3	Financing Statements. If required by Landlord at any
time during the Term, Tenant will execute and deliver to Landlord, in a form reasonably satisfactory to Landlord, additional security agreements, financing statements, fixture filings and such other documents as Landlord may reasonably require to perfect or continue the perfection of Landlord's security interest in the Tenant Personal Property and the Intangible Property and any and all products and proceeds thereof now owned or hereafter acquired by Tenant. Tenant shall pay all fees and costs that Landlord may incur in filing such documents in public offices and in obtaining such record searches as Landlord may reasonably require. In the event Tenant fails to execute any financing statements or other documents for the perfection or continuation of Landlord's security interest, Tenant hereby appoints Landlord as its true and lawful attorney-in-fact to execute any such documents on its behalf, which power of attorney shall be irrevocable and is deemed to be coupled with an interest.

		7.4	Intangible Property. The term "Intangible
Property" means all accounts, proceeds of accounts, rents, profits, income or revenue derived from the use of rooms or other space within the Premises or the providing of services in or from the Premises; documents, chattel paper, instruments, contract rights, deposit accounts, general intangibles, choses in action, now owned or hereafter acquired by Tenant (including any right to any refund of any taxes or other charges heretofore or hereafter paid to any governmental authority) arising from or in connection with Tenant's operation or use of the Premises; all licenses and permits now owned or hereinafter acquired by Tenant, necessary or desirable for Tenant's use of the Premises under this Lease, including without limitation, if applicable, any certificate of need or other similar certificate; and the right to use any trade or other name hereafter associated with the operation of the Premises by Tenant, excluding any name which includes "Sterling House". The word
"accounts" above shall include, without limitation and to the extent assignable, accounts to be paid by Medicaid or Medicare (or successor programs), if any.

	8.	Representations and Warranties. Landlord and Tenant do
hereby each for itself represent and warrant to each other as follows:

		8.1	Due Authorization and Execution. This Lease and
all agreements, instruments and documents executed or to be executed in connection herewith by either Landlord or Tenant were duly authorized and shall be binding upon the party that executed and delivered the same.

		8.2	Due Organization. Landlord and Tenant are duly
organized, validly existing and in good standing under the laws of the State of their respective formations and are duly authorized and qualified to do all things required of the applicable party under this Lease within the State of Texas.

		8.3	No Breach of Other Agreements. Neither this Lease
nor any agreement, document or instrument executed or to be executed in connection herewith, violates the terms of any other agreement to which either Landlord or Tenant is a party.

	9.	Financial, Management and Regulatory Reports.

		9.1	Monthly Facility Reports. Within forty-five (45) days
after the end of each calendar month during the Term, Tenant shall prepare and deliver monthly financial reports concerning the business conducted at the Premises to Landlord consisting of a balance sheet and income statement prepared in accordance with GAAP, together with census reports that indicate
(a) the average rent received by Tenant from occupants at the Premises, (b) the number of occupants, and (c) a breakdown of payment source. These reports will be accompanied by a statement signed by the President, Chief Financial Officer, Principal Accounting Officer, Controller, Executive Vice President, Development, or other officer of Tenant as approved by Landlord in writing, certifying that said reports are true, correct, and complete in all material respects after due inquiry.

		9.2	Annual Financial Statement. On or before the earlier
of (a) one hundred twenty (120) days after each fiscal year end of Tenant during the Term or (b) the date Tenant files its Form 10-K with the Securities and Exchange Commission (the "SEC"), Tenant shall deliver to Landlord (y) the annual consolidated financial statement of Tenant audited by a reputable certified public accounting firm and (z) a copy of Tenant's Form 10-K filed with the SEC pursuant to applicable securities laws during the Term. Simultaneously with the filing of Tenant's Form 10-Q's with the SEC, Tenant agrees to deliver to Landlord a copy of same.

		9.3	Accounting Principles. All of the reports and
statements required hereby shall be prepared in accordance with GAAP and Tenant's accounting principles consistently applied.

		9.4	Regulatory Reports. In addition, Tenant shall within
five (5) business days of receipt thereof deliver to Landlord all federal, state and local licensing and reimbursement certification surveys, inspection and other reports received by Tenant as to the Premises and the operation of business thereon, including, without limitation, state department of health licensing surveys, Medicare and Medicaid (and successor programs) certification surveys if applicable to the Premises or any portion thereof, and life safety code reports. Within five (5) business days of receipt thereof, Tenant shall give Landlord written notice of any violation of any federal, state or local licensing or reimbursement certification statute or regulation, including, without limitation, Medicare or Medicaid (or successor programs) if applicable to the Premises or any portion thereof, any suspension, termination or restriction placed upon Tenant or the Premises, the operation of business thereon or the ability to admit patients, or any violation of any other permit, approval or certification in connection with the Premises or its business, by any federal, state or local authority, including, without limitation, Medicare or Medicaid (or successor programs) if applicable to the Premises or any portion thereof.

	10.	Events of Default and Landlord's Remedies.

		10.1	Events of Default. The occurrence of any of the
following shall constitute an event of default on the part of Tenant hereunder ("Event of Default"):

		10.1.1	Tenants's failure to pay Landlord within three (3)
calendar days after Landlord has delivered written notice to Tenant by facsimile as provided in the last sentence of Section 15 hereof specifying such failure, any portion of any Minimum Rent, taxes or assessments, utilities, premiums for insurance or other charges or payments required of Tenant under this Lease;

		10.1.2 A breach by Tenant of any of the representations, warranties or covenants in favor of Landlord as set forth in the Purchase and Sale Agreement ("Purchase Agreement") of even date herewith between Tenant, as seller, and Landlord, as buyer;

		10.1.3 A material default by Tenant (or any Affiliate of Tenant) ("Affiliate" being defined to mean, with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with the first person or entity) under any obligation other than this Lease owed by Tenant (or any Affiliate of Tenant) to Landlord or any Affiliate of Landlord (including without limitation any financing agreement or any other lease or the Letter of Credit Agreement of even date herewith pursuant to which the letter of credit referenced in Section 11 hereinbelow is maintained), which default is not cured within any applicable cure period provided in the documentation for such obligation;

		10.1.4	A judgment is, or judgments are, obtained against
Tenant in the amount of Five Hundred Thousand and No/100 Dollars
($500,000.00) or more; provided that such judgment is, or judgments are, uninsured and remain unpaid or not released for more than thirty (30) days.

		10.1.5 Any material misstatement or omission of fact in any written report, notice or communication from Tenant to Landlord with respect to Tenant or the Premises;

		10.1.6	 An assignment by Tenant of all or substantially all of
its property for the benefit of creditors;

		10.1.7 The appointment of a receiver, trustee, or liquidator for Tenant or any of the property of Tenant, if within three (3) business days of such appointment Tenant does not inform Landlord in writing that Tenant intends to cause such appointment to be discharged or Tenant does not thereafter diligently prosecute such discharge to completion within sixty (60) days after the date of such appointment;

		10.1.8	The failure to deliver evidence of insurance to
Landlord as required by Section 4 after five (5) days notice of such failure from Landlord by facsimile as provided in the last sentence of Section 15 hereof;

		10.1.9	The failure to maintain insurance as required herein
without any notice, grace, or opportunity to cure rights whatsoever.

		10.1.10	The filing by Tenant of a voluntary petition
under any federal bankruptcy law or under the law of any state to be adjudicated as bankrupt or for any arrangement or other debtor's relief, or in the alternative, if any such petition is involuntarily filed against Tenant by any other party and Tenant does not within three (3) business days of any such filing inform Landlord in writing of the intent by Tenant to cause such petition to be dismissed, if Tenant does not thereafter diligently prosecute such dismissal, or if such filing is not dismissed within ninety (90) days after filing thereof;

		10.1.11 The failure to perform or comply with any other term or provision of this Lease (other than those provisions set forth in Sections
10.1.9 and 10.1.12) not requiring the payment of money, including, without limitation, the failure to comply with the provisions hereof pertaining to the use, operation and maintenance of the Premises or the breach of any representation or warranty of Tenant in this Lease; provided, however, the default described in this Section 10.1.11 is curable and shall be deemed cured, if: (i) within three (3) business days of Tenant's receipt of a notice of default from Landlord, Tenant gives Landlord notice of its intent to cure such default; and (ii) Tenant cures such default within thirty (30) days after such notice from Landlord, unless such default cannot with due diligence be cured within a period of thirty (30) days because of the nature of the default or delays beyond the control of Tenant, and cure after such thirty (30) day period will not have a material and adverse effect upon the Premises, in which case such default shall not constitute an Event of Default if Tenant uses its best efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof, provided, however, no such default shall continue for more than one hundred twenty (120) days from Tenant's receipt of a notice of default from Landlord;

		10.1.12 There shall be no cure period in the event of the breach by Tenant of (i) the provisions of Section 10.1.9 hereof, (ii) the provisions of Section 20 hereof, or (iii) the provisions of Section 22 hereof with respect to assignments and other related matters; and

		10.1.13 All notice and cure periods provided herein shall run concurrently with any notice or cure periods provided by applicable law.

		10.2	Remedies. Upon the occurrence of an Event of
Default, Landlord may exercise all rights and remedies under this Lease and the laws of the State of Texas available to a lessor of real and personal property in the event of a default by its lessee, and as to the Tenant Personal Property and the Intangible Property all remedies granted under the laws of such State to a secured party under its Uniform Commercial Code. Without limiting the foregoing, Landlord shall have the right to do any of the following:

		10.2.1	Sue for the specific performance of any covenant of
Tenant under this Lease as to which Tenant is in breach;

	10.2.2	Upon compliance with the requirements of applicable law,
Landlord may do any of the following: enter upon the Premises, terminate this Lease, dispossess Tenant from the Premises and/or collect money damages by reason of Tenant's breach, including without limitation all rent which would have accrued after such termination and all obligations and liabilities of Tenant under this Lease which survive the termination of the Term;

		10.2.3	Elect to leave this Lease in place and sue for rent
and/or other money damages as the same come due;

		10.2.4	Before or after repossession of the Premises pursuant
to Section 10.2.2, and whether or not this Lease has been terminated, Landlord shall have the right (but shall be under no obligation) to relet any portion of the Premises to such tenant or tenants, for such term or terms (which may be greater or less than the remaining balance of the Term), for such rent, or such conditions (which may include concessions or free rent) and for such uses, as Landlord, in its absolute discretion, may determine, and Landlord may collect and receive any rents payable by reason of such reletting. Landlord shall have no duty to mitigate damages unless required by applicable law and shall not be responsible or liable for any failure to relet any of the Premises or for any failure to collect any rent due upon any such reletting. Tenant agrees to pay Landlord, immediately upon demand, all expenses incurred by Landlord in obtaining possession and in reletting any of the Premises, including fees, commissions and costs of attorneys, architects, agents and brokers;

		10.2.5	Sell the Tenant Personal Property and/or the Intangible
Property in a non-judicial foreclosure sale.

		10.3	Receivership. Tenant acknowledges that one of the
rights and remedies available to Landlord under applicable law is to apply to a court of competent jurisdiction for the appointment of a receiver to take possession of the Premises, to collect the rents, issues, profits and income of the Premises and to manage the operation of the Premises. Tenant further acknowledges that the revocation, suspension or material limitation of the certification of the Premises for provider status (in the event the Premises is ever certified for such provider status) under Medicare or Medicaid (or successor programs) and/or the revocation, suspension or material limitation of the license of the Premises as a sixty (60) bed PCF under the laws of the State of Texas will materially and irreparably impair the value of Landlord's investment in the Premises. Therefore, in any of such events, and in addition to any other right or remedy of Landlord under this Lease, Tenant hereby consents to the appointment of such a receiver to enter upon and take possession of the Premises, to manage the operation of the Premises, to collect and disburse all rents, issues, profits and income generated thereby and to preserve or replace to the extent possible the PCF license and provider certification of the Premises or to otherwise substitute the licensee or provider thereof. The receiver shall be entitled to a reasonable fee for its services as a receiver. All such fees and other expenses of the receivership estate shall be added to the monthly rent due to Landlord under this Lease. Tenant hereby irrevocably stipulates to the appointment of a receiver under such circumstances and for such purposes and agrees not to contest such appointment.

		10.4	Late Charges. Tenant acknowledges that the late
payment of any Minimum Rent will cause Landlord to lose the use of such money and incur costs and expenses not contemplated under this Lease, including, without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, if any installment of Minimum Rent is not paid within five (5) calendar days after the due date for such rent payment, then Tenant shall thereafter pay to Landlord on demand a late charge equal to ten percent (10%) of the amount of any installment of Minimum Rent not paid on the due date. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from such nonpayment by Tenant.

		10.5	Remedies Cumulative; No Waiver. No right or
remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No failure of Landlord to insist at any time upon the strict performance of any provision of this Lease or to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Tenant. A receipt by Landlord of any rent or other sum due hereunder (including any late charge) with knowledge of the breach of any provision contained in this Lease shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in a writing signed by Landlord.

		10.6	Performance of Tenant's Obligations by Landlord.
If Tenant at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Lease, then Landlord may, without waiving or releasing Tenant from any obligations or default of Tenant hereunder, make any such payment or perform any such act for the account and at the expense of Tenant, and may enter upon the Premises for the purpose of taking all such action thereon as may be reasonably necessary therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection with the performance of any such act by Landlord, together with interest at the rate of the Prime Rate as reported daily by the Wall Street Journal plus 5% (or if said interest rate is violative of any applicable statute or law, then the maximum lawful non-usurious interest rate allowable) from the date of the making of such payment or the incurring of such costs and expenses by Landlord, shall be payable by Tenant to Landlord on demand.

	11.	Security Deposit.  Tenant shall deposit with Landlord a sum
equal to one-third (1/3) of the Minimum Rent for the Initial Term in cash representing a security deposit against the faithful performance of the terms and conditions contained in this Lease. Tenant shall have the right to substitute a letter of credit for such cash deposit on terms and issued by a financial institution acceptable to Landlord. Landlord shall not be deemed a trustee as to such deposit and shall have the right to commingle said security deposit with its own or other funds. Interest on any cash deposit shall be paid by Landlord to Tenant on a quarterly basis in arrears (i) if Landlord segregates such deposit from its general funds, at the average rate earned in such period on Landlord's cash and cash equivalent investments, and (ii) if Landlord does not segregate such deposit from its general funds, at the average cost of funds for Landlord for short term borrowings for such period.

	12.	Damage by Fire or Other Casualty.

		12.1	Reconstruction Using Insurance. In the event of the
damage or destruction of the Premises, Tenant shall forthwith notify Landlord and diligently repair or reconstruct the same to a like or better condition than existed prior to such damage or destruction. Any net insurance proceeds payable with respect to the casualty shall be used for the repair or reconstruction of the Premises pursuant to reasonable disbursement controls in favor of Landlord. If such proceeds are insufficient for such purposes, Tenant shall provide the required additional funds.

		12.2	Surplus Proceeds. If there remains any surplus of
insurance proceeds after the completion of the repair or reconstruction of the Premises, such surplus shall belong to and be paid to Tenant.

		12.3	No Rent Abatement. The rent payable under this
Lease shall not abate by reason of any damage or destruction of the Premises by reason of an insured or uninsured casualty. Tenant hereby waives all rights under applicable law to abate, reduce or offset rent by reason of such damage or destruction.

	13.	Condemnation.

		13.1	Complete Taking. If during the Term all or
substantially all of the Premises is taken or condemned by any competent public or quasi-public authority, then Tenant may, at Tenant's election, made within thirty (30) days of such taking by condemnation, terminate this Lease, and the current Minimum Rent shall be prorated as of the date of such termination. The award payable upon such taking shall be allocated between Landlord and Tenant as so allocated by the taking authority. In the absence of such allocation by the taking authority, the award shall be allocated as agreed by Landlord and Tenant. Failing such agreement within thirty (30) days after the effective date of such taking, the award shall be allocated between Landlord and Tenant pursuant to the appraisal procedure described on Exhibit "C" attached hereto.

		13.2	Partial Taking. In the event such condemnation
proceeding or right of eminent domain results in a taking of less than all or substantially all of the Premises, the Minimum Rent thereto shall be abated to the same extent as the diminution in the fair market value of the Premises by reason of the condemnation. Such diminution in the fair market value shall be as agreed between Landlord and Tenant, but failing such agreement within thirty (30) days of the effective date of the condemnation such fair market value will be determined by appraisal pursuant to Exhibit "C" attached hereto. Landlord shall be entitled to receive and retain any and all awards for the partial taking and damage and Tenant shall not be entitled to receive or retain any such award for any reason.

		13.3	Lease Remains in Effect. Except as provided above,
this Lease shall not terminate and shall remain in full force and effect in the event of a taking or condemnation of the Premises, or any portion thereof, and Tenant hereby waives all rights under applicable law to abate, reduce or offset rent by reason of such taking.

	14.	Provisions on Termination of Term.

		14.1	Surrender of Possession. Tenant shall, on or before
the last day of the Term, or upon earlier termination of this Lease, surrender to Landlord the Premises (including all patient charts and resident records along with appropriate patient and resident consents) in good condition and repair, ordinary wear and tear excepted.

		14.2	Removal of Personal Property. If Tenant is not then
in default hereunder Tenant shall have the right in connection with the surrender of the Premises to remove from the Premises all Tenant Personal Property but not the Landlord Personal Property (including the Landlord Personal Property replaced by Tenant or required by the State of Texas or any other governmental entity to operate the Premises for the purpose set forth in
Section 5.3 above). Any such removal shall be done in a workmanlike manner leaving the Premises in good and presentable condition and appearance, including repair of any damage caused by such removal. At the end of the Term or upon the earlier termination of this Lease, Tenant shall return the Premises to Landlord with the Landlord Personal Property (or replacements thereof) in the same condition and utility as was delivered to Tenant at the commencement of the Term, normal wear and tear excepted.

		14.3	Title to Personal Property Not Removed. Title to
any of Tenant Personal Property which is not removed by Tenant upon the expiration of the Term shall, at Landlord's election, vest in Landlord; provided, however, that Landlord may remove and dispose of any or all of such Tenant Personal Property which is not so removed by Tenant, at Tenant's expense, without obligation or accounting to Tenant.

		14.4	Management of Premises. Upon the expiration or
earlier termination of the Term, Landlord or its designee, upon written notice to Tenant, may elect to assume the responsibilities and obligations for the management and operation of the Premises and Tenant agrees to cooperate fully with Landlord or its designee to accomplish the transfer of such management and operation without interrupting the operation of the Premises. Tenant shall not commit any act or be remiss in the undertaking of any act that would jeopardize any licensure or certification of the facility, and
Tenant shall comply with all requests for an orderly transfer of the PCF license, Medicare and Medicaid (or any successor program) certifications (if any) and possession at the time of any such surrender. Upon the expiration or earlier termination of the Term, Tenant shall promptly deliver copies of all of Tenant's books and records relating to the Premises and its operations to Landlord.

		14.5	Correction of Deficiencies. Upon termination or
cancellation of this Lease, Tenant shall indemnify Landlord for any loss, damage, cost or expense incurred by Landlord to correct all deficiencies of a physical nature identified by the Texas Department of Health and/or the Texas Department of Human Services or any other government agency or Medicare or Medicaid (or any successor program) providers in the course of the change of ownership inspection and audit.

	15.	Notices and Demands. All notices and demands, certificates,
requests, consents, approvals, and other similar instruments under this Lease shall be in writing and shall be deemed to have been properly given upon actual receipt thereof or within three (3) business days of being placed in the United States certified or registered mail, return receipt requested, postage prepaid (a) if to Tenant, addressed to Sterling House Corporation, 453 S.
Webb Road, Suite 500, Wichita, KS 67207, Attention: Steven L. Vick, Fax
No. (316) 681-1517 with a copy to Crockett & Gilhousen, 1005 N. Market, Wichita, Kansas 67214-2971, Attention: David G. Crockett, Fax No. (316) 263-7220, or at such other address as Tenant from time to time may have designated by written notice to Landlord, (b) if to Landlord, addressed to
MLD Texas Trust, 1280 Bison, Suite B9-203, Newport Beach, CA 92660,
Attention:  Trustee, Fax No. (714) 644-7757 with a copy to Cordray &
Goodrich, 5847 San Felipe, 22nd Floor, Houston, Texas 77057, Attention:
Howard F. Cordray, Jr., Fax No. (713) 787-6175, or at such address as
Landlord may from time to time have designated by written notice to Tenant. Refusal to accept delivery shall be deemed delivery. If Tenant is not an individual, notice may be made to any officer, general partner or principal
thereof.   Notwithstanding anything to the contrary herein, any notice given pursuant to the terms of Sections 10.1.1 or 10.1.8 hereof shall be deemed to have been properly given upon either (a) the manner of delivery contained in the first two (2) sentences of this Section 15 or (b) by facsimile transmission to Sterling House Corporation, Attention: Steven L. Vick, Fax No. (316) 681-1517 with a copy sent by facsimile transmission to Crockett &
Gilhousen, Attention:  David G. Crockett, Fax No. (316) 263-7220.

	16.	Right of Entry; Examination of Records. Landlord and its
representative may enter the Premises at any reasonable time after reasonable notice to Tenant for the purpose of inspecting the Premises for any reason including, without limitation, Tenant's default under this Lease, or to exhibit the Premises for sale, lease or mortgage financing, or posting notices of default, or non-responsibility under any mechanic's or materialman's lien law or to otherwise inspect the Premises for compliance with the terms of this Lease. Any such entry shall not unreasonably interfere with residents, patients, patient care, or any other of Tenant's operations. Upon the occurrence of any Event of Default or in the event Tenant does not exercise its then current option to renew the Term for a Renewal Term, Landlord and Landlord's representatives, inspectors and consultants shall have the right to examine all contracts, books and records relating to Tenant's operations at the Premises, including, without limitation, Tenant's financial records, during normal business hours, if such records are maintained at the Premises; and any records maintained in the normal course of business at some other location shall be available for inspection by Landlord during any normal business hours. Notwithstanding anything to the contrary herein, Landlord shall only be entitled to inspect financial books and records and contracts relating to the Premises.

	17.	Landlord May Grant Liens. Without the consent of Tenant,
Landlord may, subject to the terms and conditions set forth below in this
Section 17, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement ("Encumbrance") upon the Premises, or any portion thereof or interest therein (including this Lease), whether to secure any borrowing or other means of financing or refinancing or otherwise. Any such Encumbrance shall provide that it is subject to the rights of Tenant under this Lease, and shall further provide that so long as no Event of Default shall have occurred under this Lease, Tenant's occupancy hereunder, including but without limitation Tenant's right of quiet enjoyment provided in Section 18, shall not be disturbed in the event any such lienholder or any other person takes possession of the Premises through foreclosure proceeding or otherwise. Upon the request of Landlord, Tenant shall subordinate this Lease to the lien of a new Encumbrance on the Premises, on the condition that the proposed lender agrees not to disturb Tenant's rights under this Lease so long as Tenant is not in default hereunder.

	18.	Quiet Enjoyment. So long as there is no Event of Default by
Tenant, Landlord covenants and agrees that Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action not caused or created by Tenant (excepting, however, intrusion of Tenant's quiet enjoyment occasioned by condemnation or destruction of the property as referred to in Sections 12 and 13 hereof).

	19.	Applicable Law. This Lease shall be governed by and
construed in accordance with the internal laws of the State of Texas without regard to the conflict of laws rules of such State.

	20.	Preservation of Gross Revenues.

		20.1	Tenant acknowledges that a fair return to Landlord on
its investment in the Premises is dependent, in part, on Tenant's concentration on the Premises during the Term of the PCF business of Tenant and its Affiliates in the geographical area of the Premises. Tenant further acknowledges that the diversion of residents and/or patient care activities from the Premises to other facilities owned or operated by Tenant or its Affiliates at or near the end of the Term will have a material adverse impact on the value and utility of the Premises.

			20.1.1	Therefore, Tenant agrees that during the Term,
and for a period of one (1) year thereafter, neither Tenant nor any of its Affiliates shall, without the prior written consent of Landlord, operate, own, participate in or otherwise receive revenues from any other facility or institution providing services or similar goods to those provided on or in connection with the Premises and the permitted use thereof as contemplated under this Lease, within a three (3) mile radius of the Premises.

			20.1.2	In addition, in the event Tenant does not
exercise any option to renew the Term for a Renewal Term, Tenant hereby covenants and agrees that for a period of one (1) year prior to the expiration or earlier termination of this Lease and for a period of one (1) year following the expiration or earlier termination of this Lease, neither Tenant nor any of its Affiliates shall, without prior written consent of Landlord, solicit for hire, hire, engage or otherwise employ any management or supervisory personnel working on or in connection with the Premises.

		20.2	Except in the ordinary course of business or as
required for medically appropriate reasons, prior to Lease termination, neither Tenant nor any of its Affiliates will recommend or solicit the removal or transfer of any resident or patient from the Premises to any other personal care facility, any other nursing or health care facility, or to any senior housing or retirement housing facility. After Lease termination, neither Tenant nor any of its Affiliates will recommend or solicit the removal or transfer of any resident or patient from the Premises to any other personal care facility, any other nursing or health care facility, or to any senior housing or retirement housing facility.

		20.3	Tenant hereby specifically acknowledges and agrees
that the temporal, geographical and other restrictions contained in this

Section 20 are reasonable and necessary to protect the business and prospects of Landlord, and that the enforcement of the provisions of this Section 20 will not work an undue hardship on Tenant. Tenant further agrees that in the event either the length of time, geographical or any other restrictions, or portion thereof, set forth in this Section 20 is overly restrictive and unenforceable in any court proceeding, the court may reduce or modify such restrictions, but only to the extent necessary, to those which it deems reasonable and enforceable under the circumstances, and the parties agree that the restrictions of this Section 20 will remain in full force and effect as reduced or modified. Tenant further agrees and acknowledges that Landlord does not have an adequate remedy at law for the breach or threatened breach by Tenant of the covenants contained in this Section 20, and Tenant therefore specifically agrees that Landlord may, in addition to other remedies which may be available to Landlord hereunder, file a suit in equity to enjoin Tenant from such breach or threatened breach, without the necessity of posting any bond. Tenant further agrees, in the event that any provision of this Section 20 is held to be invalid or against public policy, the remaining provisions of this
Section 20 and the remainder of this Lease shall not be affected thereby.

	21.	Hazardous Materials.

		21.1	Hazardous Material Covenants. Tenant's use of the
Premises shall comply with all Hazardous Materials Laws. In the event any Environmental Activities occur or are suspected to have occurred in violation of any Hazardous Materials Laws or if Tenant has received any Hazardous Materials Claim against the Premises, Tenant shall promptly obtain all permits and approvals necessary to remedy any such actual or suspected problem through the removal of Hazardous Materials or otherwise, and upon Landlord's approval of the remediation plan, remedy any such problem to the satisfaction of Landlord and all applicable governmental authorities, in accordance with all Hazardous Materials Laws and good business practices.

		21.2	Tenant Notices to Landlord. Tenant shall
immediately advise Landlord in writing of:

			21.2.1	any Environmental Activities known or
believed by Tenant to be in violation of any Hazardous Materials Laws;

			21.2.2	any Hazardous Materials Claims against
Tenant or the Premises;

			21.2.3	any remedial action taken by Tenant in
response to any Hazardous Materials Claims or any Hazardous Materials on, under or about the Premises in violation of any Hazardous Materials Laws;

			21.2.4	Tenant's discovery of any occurrence or
condition on or in the vicinity of the Premises that materially increase the risk that the Premises will be exposed to Hazardous Materials; and

			21.2.5	all communications to or from Tenant, any
governmental authority or any other person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to the Premises, including copies thereof.

		21.3	Extension of Term. Notwithstanding any other
provision of this Lease, in the event any Hazardous Materials are discovered on, under or about the Premises in violation of any Hazardous Materials Law, the Term shall be automatically extended and this Lease shall remain in full force and effect until the earlier to occur of the completion of all remedial action or monitoring, as approved by Landlord, in accordance with all Hazardous Materials Laws, or the date specified in a written notice from Landlord to Tenant terminating this Lease (which date may be subsequent to the date upon which the Term was to have expired).

		21.4	Participation in Hazardous Materials Claims.
Landlord shall have the right to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims.

		21.5	Environmental Activities shall mean the use,
generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from the Premises or located on or present on or under the Premises. Nothing contained in the foregoing or elsewhere in this Section 21 is intended to, nor shall it, limit the liability of Tenant, if any, to Landlord with respect to any representation or warranty given by Tenant to Landlord with respect to Hazardous Materials or environmental matters generally as set forth in the Purchase Agreement.

		21.6	Hazardous Materials shall mean (i) any petroleum
products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to the Premises or to persons on or about the Premises or cause the Premises to be in violation of any

Hazardous Materials Laws; (ii) asbestos in any form which is friable; (iii) urea formaldehyde in foam insulation or any other form; (iv) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (v) medical wastes and biohazards which pose a hazard to the Premises or to persons on or about the Premises or cause the Premises to be in violation of any Hazardous Materials Laws;
(vi) radon gas which poses a hazard to the Premises or to persons on or about the Premises or cause the Premises to be in violation of any Hazardous
Materials Laws; and (vii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises, including, without limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.

		21.7	Hazardous Materials Claims shall mean any and all
enforcement, clean-up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Material Laws, together with all claims made or threatened by any third party against the Premises, Landlord or Tenant relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

		21.8	Hazardous Materials Laws shall mean any laws,
ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous
Materials, air and water quality, waste disposal and other environmental matters.

	22.	Assignment and Subletting. Tenant shall not, without the
prior written consent of Landlord, which may be withheld at Landlord's sole discretion, voluntarily or involuntarily assign, mortgage, encumber or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof. For the purposes of this Lease, a management or similar agreement shall be considered to be an assignment of this Lease by Tenant.
Any of the foregoing acts without such consent shall be void but shall, at the option of Landlord in its sole discretion, constitute an Event of Default giving rise to Landlord's right, among other things, to terminate this Lease. Without limiting the foregoing, this Lease shall not, nor shall any interest of Tenant herein, be assigned or encumbered by operation of law without the prior written consent of Landlord which may be withheld at Landlord's sole discretion. Notwithstanding the foregoing, Tenant may without Landlord's consent assign this Lease or sublet the Premises or any portion thereof to a wholly-owned subsidiary of Tenant, provided that such subsidiary fully assumes the obligations of Tenant under this Lease, Tenant remains fully liable under this Lease, the use of the Premises remains unchanged, and no such assignment or sublease shall be valid and no such subsidiary shall take possession of the Premises until an executed counterpart of such assignment or sublease has been delivered to Landlord. Anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublet the Premises on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either the income or profits derived by the business activities of the sublessee, or any other formula, such that any portion of the sublease rental received by Landlord would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the U.S. Internal Revenue Code, or any similar or successor provision thereto.
Nothing herein shall require Landlord's consent to lease agreements or rental agreements with residents in the ordinary course of Tenant's business.

	23.	Indemnification. To the fullest extent permitted by law,
Tenant agrees to protect, indemnify, defend and save harmless Landlord, its directors, officers, shareholders, agents and employees from and against any and all foreseeable or unforeseeable liability, expense loss, costs, deficiency, fine, penalty, or damage (including, without limitation, punitive or consequential damages) of any kind or nature, including reasonable attorneys' fees, from any suits, claims or demands, on account of any matter or thing, action or failure to act arising out of or in connection with this Lease (including, without limitation, the breach by Tenant of any of its obligations hereunder), the Premises, or the operations of Tenant on the Premises, including without limitation all Environmental Activities on the Premises, all Hazardous Materials Claims or any violation by Tenant of a Hazardous
Materials Law with respect to the Premises. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Landlord believes is covered by this indemnity, Landlord shall give Tenant notice of the matter. Tenant shall defend Landlord against such matter at Tenant's sole cost and expense with legal counsel reasonably satisfactory to Landlord. In the event Tenant chooses legal counsel that is not reasonably satisfactory to Landlord, Landlord may elect to defend the matter with its own counsel at Tenant's expense.

	24.	Holding Over. If Tenant shall for any reason remain in
possession of the Premises after the expiration or earlier termination of this

Lease, such possession shall be a month-to-month tenancy during which time Tenant shall pay as rental each month, one hundred fifty percent (150%) of the aggregate of the monthly Minimum Rent payable with respect to the last Lease Year plus all additional charges accruing during the month and all other sums, if any, payable by Tenant pursuant to the provisions of this Lease with respect to the Premises. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease, nor shall anything contained herein be deemed to limit Landlord's remedies pursuant to this Lease or otherwise available to Landlord at law or in equity.

	25.	Estoppel Certificates. Tenant shall, at any time upon not less than five (5) days prior written request by Landlord, execute, acknowledge and deliver to Landlord or its designee a statement in writing, executed by an officer or general partner of Tenant, certifying that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that this
Lease is in full force and effect as modified, and setting forth such modifications), the dates to which Minimum Rent and additional charges hereunder have been paid, certifying that no default by either Landlord or Tenant exists hereunder or specifying each such default and as to other matters as Landlord may reasonably request.

	26.	Conveyance by Landlord. If Landlord or any successor
owner of the Premises shall convey the Premises in accordance with the terms hereof, Landlord or such successor owner shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Premises and all such future liabilities and obligations shall thereupon be binding upon the new owner.

	27.	Waiver of Jury Trial. Landlord and Tenant hereby waive any
rights to trial by jury in any action, proceedings or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Lease, including, without limitation, the relationship of Landlord and Tenant, Tenant's use and occupancy of the Premises, or any claim of injury or damage relating to the foregoing or the enforcement of any remedy hereunder.

	28.	Attorneys' Fees. If Landlord or Tenant brings any action to
interpret or enforce this Lease, or for damages for any alleged breach hereof, the prevailing party in any such action shall be entitled to reasonable attorneys' fees and costs as awarded by the court in addition to all other recovery, damages and costs.

	29.	Severability. In the event any part or provision of the Lease shall be determined to be invalid or enforceable, the remaining portion of this Lease shall nevertheless continue in full force and effect.

	30.	Counterparts. This Lease may be executed in any number of
counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

	31.	Binding Effect. Subject to the provisions of Section 22 above, this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors in interest and assigns.

	32.	Waiver and Subrogation. Landlord and Tenant hereby waive
to each other all rights of subrogation which any insurance carrier, or either of them, may have as to the Landlord or Tenant by reason of any provision in any policy of insurance issued to Landlord or Tenant, provided such waiver does not thereby invalidate the policy of insurance.

	33.	No Recordation of Lease. The parties hereto agree that
neither this Lease nor any memorandum, affidavit, or any other instrument regarding this Lease shall be recorded affecting title to the Premises; provided, however, Landlord shall be permitted to file financing statements to perfect its security interests created by this Lease.

	34.	Incorporation of Recitals and Attachments. The recitals and
exhibits, schedules, addenda and other attachments to this Lease are hereby incorporated into this Lease and made a part hereof.

	35.	Titles and Headings. The titles and headings of sections of
this Lease are intended for convenience only and shall not in any way affect the meaning or construction of any provision of this Lease.

	36.	Nature of Relationship; Usury Savings Clause. The parties
intend that their relationship shall be that of lessor and lessee only. Nothing contained in this Lease shall be deemed or construed to constitute an extension of credit by Landlord to Tenant, nor shall this Lease be deemed to be a partnership or venture agreement between Landlord and Tenant. Notwithstanding the foregoing, in the event any payment made to Landlord hereunder is deemed to violate any applicable laws regarding usury, the portion of any payment deemed to be usurious shall be held by Landlord to pay the future obligations of Tenant as such obligations arise and, in the event Tenant discharges and performs all obligations hereunder, such funds will be reimbursed to Tenant upon the expiration of the Term. No interest shall be paid on any such funds held by Landlord.

	37.	Joint and Several. If more than one person or entity is the
Tenant hereunder, the liability and obligations of such persons or entities under this Lease shall be joint and several.

	38.	Survival of Representations, Warranties and Covenants.
All of the obligations, representations, warranties and covenants of Tenant under this Lease shall survive the expiration or earlier termination of the Term.

	39.	Interpretation. Both Landlord and Tenant have been
represented by counsel and this Lease has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

	40.	Sale of Premises by Landlord. In the event Landlord ever
determines that it desires to sell the Premises, Landlord agrees not to market or sell the Premises without first complying with the provisions of this
Section 40.

		40.1	Prior to making any agreement to sell the Premises,
Landlord shall select one (1) qualified appraiser to determine the fair market value of the Premises as of a date selected by Landlord (hereinafter designated "Determination Date"); such appraiser must meet the following qualifications: (i) such appraiser shall be a MAI Appraiser; and (ii) such appraiser shall not otherwise be disqualified from exercising independent judgment as to the fair market value determination to be made. Such appraiser shall be required to prepare a written report (hereinafter designated "First Appraisal") as to the Premises' fair market value (hereinafter designated "Appraised Value") as of the Determination Date and the First Appraisal shall satisfy the professional standards applicable to an MAI Appraiser for appraisal reports. The First Appraisal must be completed and issued within thirty (30) days of the Determination Date. For purposes hereof, "MAI Appraiser" shall mean an appraiser licensed or otherwise qualified to do business in the State of Texas and who has substantial experience in performing appraisals of facilities similar to the Premises and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Landlord.

		40.2	Upon completion of the First Appraisal, Landlord shall
determine whether it is still interested in selling the Premises for cash at a purchase price equal to or higher than the Appraised Value, and if Landlord is still interested, Landlord shall deliver a written notice to Tenant (hereinafter designated "Landlord's Original Notice") advising Tenant that Landlord desires to sell the Premises for cash at the Appraised Value or a higher price. A complete copy of the First Appraisal must be provided to Tenant simultaneous with the delivery of Landlord's Original Notice.

		40.3	Tenant shall have thirty (30) days from the date the
Landlord's Original Notice is delivered to Tenant (hereinafter designated "Original Notice Delivery Date") in which to deliver to Landlord a written offer (hereinafter designated "Tenant's Original Offer") to purchase the Premises for cash at a purchase price equal to the Appraised Value and upon the Agreed Terms (as hereinafter defined). Any offer by Tenant to purchase the Premises must include the following terms (herein designated "Agreed Terms"): (i) Tenant shall pay all costs related to obtaining any environmental assessment reports (hereinafter collectively designated "Environmental
Reports") related to the Premises; (ii) Tenant shall pay all costs of obtaining any survey of the Premises; (iii) Landlord shall pay the base premium for Form T-1 Owner Policy of Title Insurance for the Premises providing coverage to Tenant comparable to the title insurance policy (hereinafter designated "Title Insurance") obtained for Landlord in respect to Landlord's purchase of the Premises (with the exception in such Owner Policy of Title Insurance relating to discrepancies, conflicts, or shortages in area or boundary lines, or any encroachments, or protrusions, or any overlapping of improvements shall be deleted at Tenant's expense to the extent permitted by the then existing regulations of the State Board of Insurance), and in this regard, Landlord shall be entitled to select the title insurance agency to close the sale of the Premises and through which the Title Insurance is to be issued (hereinafter designated "Title Company"); (iv) each party shall pay for the attorneys' fees and costs which that party incurs; (v) Tenant and Landlord shall equally share all other closing costs; (vi) there shall not be any contingencies or conditions whatsoever to Tenant's obligation to purchase the Premises; (vii) Tenant shall pay Landlord the full purchase price equal to the Appraised Value (or Secondary Price or Successive Price, as applicable) for the Premises in cash at closing; (viii) Tenant shall deposit cash with the Title Company equal to ten percent (10%) of the Appraised Value (or the Secondary Price or Successive Price, as applicable) as an earnest money deposit (hereinafter designated "Earnest Money"), which Earnest Money shall be nonrefundable and shall be paid to Landlord in the event Tenant fails to perform its obligations under Tenant's Original Offer (provided that such Earnest Money shall be applied towards the purchase price of the Premises if the purchase closes); (ix) the sale of the Premises shall be on an "AS IS, WHERE IS, WITH ALL FAULTS" basis with no representations or warranties of Landlord whatsoever; (x) the conveyance shall be by special warranty deed; and (xi) the closing of the sale and purchase of the Premises must occur within one hundred twenty (120) days after the Original Notice Delivery Date.

		40.4	In the event Tenant does not timely deliver a Tenant's
Original Offer to Landlord within such thirty (30) day period, Tenant shall be conclusively deemed to have forfeited any right to purchase the Premises pursuant to the Landlord's Original Notice; and Landlord shall become entitled to market and sell the Premises in accordance with the provisions of
Section 40.5 hereof. In the event Tenant timely delivers a Tenant's Original Offer to Landlord within such thirty (30) day period, Tenant and Landlord shall each deliver to the Title Company duplicate signed counterparts of the Tenant's Original Offer (executed by duly authorized representatives of the Tenant and Landlord, respectively) and Tenant shall pay the Earnest Money to the Title Company within forty-eight (48) hours of such acceptance.

		40.5	In the event Landlord becomes entitled to market
and/or sell the Premises pursuant to this Section 40.5, Landlord shall be free for a period of two hundred forty (240) days from the Original Notice
Delivery Date to advertise, list for sale, solicit offers, negotiate contracts for the sale of, and sell (hereinafter collectively designated "Sale Activity") the Premises at the applicable Appraised Value or higher price, and in the event the Premises is not sold within such two hundred forty (240) day period but is subject to a Pending Contract, Landlord shall continue to be free to sell the Premises upon the terms set forth in the Pending Contract. For purposes of this Section 40.5, the term "Pending Contract" means a bona fide written contract providing for (i) the sale of the Premises by Landlord to a Person other than a Person affiliated with Landlord at a sale price at least equal to the
Appraised Value and (ii) a date for the closing of such sale that is scheduled to occur within ninety (90) days of the date of such contract. In the event Landlord does not sell the Premises in accordance with the preceding provisions of this Section 40.5, Landlord may either:

	(a)	cease its efforts to sell the Premises (subject to Landlord's right to again seek to market and/or sell the Premises on such other occasions as Landlord may determine in its sole and absolute discretion, provided Landlord again complies with the provisions of this Section 40 upon each such other occasion); or

	(b)	deliver a written notice (hereinafter designated "Landlord's
Secondary Notice") to Tenant advising Tenant that Landlord desires to sell the Premises for cash (i) at a price less than the Appraised Value determined under the First Appraisal as determined by Landlord in its sole and absolute discretion or (ii) at the fair market value of the Premises as determined by an appraisal conducted in the same manner as the First Appraisal (hereinafter designated "Secondary Appraisal"), with either of such prices being herein designated "Secondary Price"; and in the event a Secondary Appraisal is conducted, a complete copy of the written report prepared in connection with the Secondary Appraisal shall be provided to Tenant simultaneously with the delivery of the Landlord's Secondary Notice. Upon delivery of a Landlord's Secondary Notice, Tenant and Landlord shall have the same rights as set forth in Sections 40.3, 40.4 and 40.5 hereof as though such Landlord's Secondary Notice was a Landlord's First Notice, including, but not limited to, (i) Tenant making an offer to purchase the Premises for cash at the Secondary Price and upon the Agreed Terms, and (ii) Landlord having the right to engage in Sale Activity at the Secondary Price or a higher price.

In the event the Landlord delivers a Landlord's Secondary Notice but the same does not result in the sale of the Premises in the manner contemplated above, Landlord may either:

	(c)	cease its efforts to sell the Premises (subject to Landlord's right to again seek to market and/or sell the Premises on such other occasions as Landlord may determine in its sole and absolute discretion, provided Landlord again complies with the provisions of this Section 40 upon each such other occasion); or

	(d)	deliver a written notice (hereinafter designated "Landlord's
Successive Notice") to Tenant advising Tenant that Landlord desires to sell the Premises for cash (i) at a price less than the Secondary Price as determined by Landlord in its sole and absolute discretion or (ii) at the fair market value of the Premises as determined by an appraisal conducted in the same manner as the First Appraisal and Secondary Appraisal (hereinafter designated "Successive Appraisal"), with either of such prices being herein designated "Successive Price"; and in the event a Successive Appraisal is conducted, a complete copy of the written report prepared in connection with the Successive Appraisal shall be provided to Tenant simultaneously with the delivery of the Landlord's Successive Notice. Upon delivery of a Landlord's Successive Notice, Tenant and Landlord shall have the same rights as set forth in Sections 40.3, 40.4 and 40.5 hereof as though such Landlord's Successive Notice was a Landlord's Secondary Notice, including, but not limited to, (i) Tenant making an offer to purchase the Premises for cash at the Successive Price and upon the Agreed Terms, and (ii) Landlord having the right to engage in Sale Activity at the Successive Price or a higher price.

In the event the Landlord delivers a Landlord's Successive Notice but the same does not result in the sale of the Premises in the manner contemplated above, Landlord may repeat the procedures set forth in this Section 40.5 and on each occasion of repeating such procedures adopt a new price at which the Premises may be sold for cash, whether to Tenant pursuant to an written offer made by Tenant at such new price (and upon the Agreed Terms) or to a Person not affiliated with Landlord at such new price.



	[FOLLOWING PAGE IS SIGNATURE PAGE]

	Landlord and Tenant have executed this Lease as of the date first indicated above.

                              LANDLORD:

MLD TEXAS TRUST, a
Delaware business trust


By:_______________________________________
Name:____________________________________
Title:  Trustee


TENANT:

STERLING HOUSE
CORPORATION, a Kansas
corporation


By:_______________________________________
Name:____________________________________
Title:
____________________________________


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	EXHIBIT "A"




	[ATTACH LEGAL DESCRIPTION]

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	EXHIBIT "B"



	[ATTACH DESCRIPTION OF LANDLORD PERSONAL PROPERTY]



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	EXHIBIT "C"

	APPRAISAL PROCESS


	If Landlord and Tenant are unable to agree upon the Fair Market
Value of the Premises within any relevant period provided in this Lease, each shall within ten (10) days after written demand by the other select one MAI Appraiser to participate in the determination of fair market value. For all purposes under this Lease, the fair market value of the Premises shall be the fair market value of the Premises unencumbered by this Lease. Within ten
(10) days of such selection, the MAI Appraisers so selected by Landlord and Tenant shall select a third MAI Appraiser ("Third MAI Appraiser"). The three (3) selected MAI Appraisers shall each determine the fair market value of the Premises within thirty (30) days of the selection of the third appraiser. To the extent consistent with sound appraisal practices as then existing at the time of any such appraisal, and if requested by Landlord, such appraisal, shall be made on a basis consistent with the basis on which the Premises was appraised at the time of its acquisition by Landlord. The fees and expenses of any MAI Appraiser retained pursuant to this Exhibit shall be borne by the party retaining such MAI Appraiser, with the exception of the Third MAI Appraiser whose fees and expenses shall be borne by the Landlord and Tenant equally.

	In the event either Landlord or Tenant fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI
Appraiser selected by the other party shall alone determine the fair market value of the Premises in accordance with the provisions of this Exhibit and the fair market value so determined shall be binding upon Landlord and Tenant.

	In the event the MAI Appraisers selected by Landlord and Tenant are unable to agree upon a third MAI Appraiser within the time period set forth in the first paragraph of this Exhibit, either Landlord or Tenant shall have the right to apply at Tenant's expense to the presiding judge of the court of original trial jurisdiction in the county in which the Premises is located to name the third MAI Appraiser.

	Within five (5) days after completion of the third MAI Appraiser's appraisal, all three MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the fair market value of the Premises. If a majority are unable to determine the fair market value at such meeting,

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the three appraisals shall be added together and their total divided by three.
The resulting quotient shall be the fair market value of the Premises. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two, and the resulting quotient shall be such fair market value. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such fair market value. In any event, the result of the foregoing appraisal process shall be final and binding.

	"MAI Appraiser" shall mean an appraiser licensed or otherwise qualified to do business in the State of Texas and who has substantial experience in performing appraisals of facilities similar to the Premises and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Landlord.
      		TABLE OF CONTENTS

	Page


	1.	Term	1
		1.1	Term	1
		1.2	Renewal Terms	1

	2.	Rent	2
		2.1	Initial Term Minimum Rent	2
		2.2	Annual Escalation of Minimum Rent during Term	2
		2.3	Renewal Term Minimum Rent	4
		2.4	Minimum Rent Escalations after Inception of Renewal Term
	4
		2.5	Total Rent	4
		2.6	Proration for Partial Periods	4
		2.7	Form for Calculating Minimum Rent	4
		2.8	Absolute Net Lease	4

	3.	Taxes, Assessments and Other Charges	5
		3.1	Tenant's Obligations	5
		3.2	Proration	5
		3.3	Right to Protest	5
		3.4	Tax Bills	5
		3.5	Other Charges	6

	4.	 Insurance	6
		4.1	General Insurance Requirements	6
		4.2	Fire and Other Casualty	6
		4.3	Public Liability	7
		4.4	Professional Liability Insurance	 7
		4.5	Workers Compensation	7
		4.6	Boiler Insurance	7
		4.7	Business Interruption Insurance	7
		4.8	Deductible Amounts	8

	5.	Use, Maintenance and Alteration of the Premises	8
		5.1	Tenant's Maintenance Obligations	8
		5.2	Regulatory Compliance	9
		5.3	Permitted Use	10
		5.4	Tenant Repurchase Obligation	10
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		5.5	No Liens; Permitted Contests	10
		5.6	Alterations by Tenant	10
		5.7	Capital Improvements Funded by Landlord	11
		5.8	Compliance with IRS Guidelines	11

	6.	Condition and Title of Premises	11

	7.	Tenant Personal Property	12
		7.1	Tenant Personal Property	12
		7.2	Landlord's Security Interest	12
		7.3	Financing Statements	13
		7.4	Intangible Property	13

	8.	Representations and Warranties	13
		8.1	Due Authorization and Execution	13
		8.2	Due Organization	14
		8.3	No Breach of Other Agreements	14

	9.	Financial, Management and Regulatory Reports	14
		9.1	Monthly Facility Reports	14
		9.2	Annual Financial Statement	14
		9.3	Accounting Principles	14
		9.4	Regulatory Reports	15

	10.	Events of Default and Landlord's Remedies	15
		10.1	Events of Default	15
		10.2	Remedies	17
		10.3	Receivership	18
		10.4	Late Charges	18
		10.5	Remedies Cumulative; No Waiver	18
		10.6	Performance of Tenant's Obligations by Landlord	19

	11.	Security Deposit	19

	12.	Damage by Fire or Other Casualty	19
		12.1	Reconstruction Using Insurance	19
		12.2	Surplus Proceeds	19
		12.3	No Rent Abatement	20

	13.	Condemnation	20
		13.1	Complete Taking	20
		13.2	Partial Taking	20
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		13.3	Lease Remains in Effect	20

	14.	Provisions on Termination of Term	20
		14.1	Surrender of Possession	20
		14.2	Removal of Personal Property	20
		14.3	Title to Personal Property Not Removed	21
		14.4	Management of Premises	21
		14.5	Correction of Deficiencies	21

	15.	Notices and Demands	21

	16.	Right of Entry; Examination of Records	22

	17.	Landlord May Grant Liens	22

	18.	Quiet Enjoyment	23

	19.	Applicable Law	23

	20.	Preservation of Gross Revenues	23

	21.	Hazardous Materials	24
		21.1	Hazardous Material Covenants	24
		21.2	Tenant Notices to Landlord	24
		21.3	Extension of Term	25
		21.4	Participation in Hazardous Materials Claims	25
		21.5	Environmental Activities	25
		21.6	Hazardous Materials	25
		21.7	Hazardous Materials Claims	26
		21.8	Hazardous Materials Laws	26

	22.	Assignment and Subletting	26

	23.	Indemnification	27

	24.	Holding Over	27

	25.	Estoppel Certificates	27

	26.	Conveyance by Landlord	27

	27.	Waiver of Jury Trial	28
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	28.	Attorneys' Fees	28

	29.	Severability	28

	30.	Counterparts	28

	31.	Binding Effect	28

	32.	Waiver and Subrogation	28

	33.	No Recordation of Lease	28

	34.	Incorporation of Recitals and Attachments	28

	35.	Titles and Headings	28

	36.	Nature of Relationship; Usury Savings Clause	28

	37.	Joint and Several	29

	38.	Survival of Representations, Warranties and Covenants	29

	39.	Interpretation	29

40.	Sale of Premises by Landlord 	29


	EXHIBITS

EXHIBIT A - LEGAL DESCRIPTION
EXHIBIT B - LANDLORD PERSONAL PROPERTY
EXHIBIT C - APPRAISAL PROCESS
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	LEASE AND SECURITY AGREEMENT

	by and between


	MLD TEXAS TRUST,
	a Delaware business trust,

	as "Landlord"



	and



	STERLING HOUSE CORPORATION,
	a Kansas corporation,

	as "Tenant"



	November 29, 1996



	STERLING HOUSE OF DENTON
	2525 N. HINKLE DRIVE
	DENTON, TEXAS










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